Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com

STANDARD PARKING CORPORATION ANNOUNCES AMENDMENT AND
PRICE REDUCTION OF 25 BASIS POINTS IN ITS CREDIT FACILITY

CHICAGO, IL – March 17, 2005 - Standard Parking Corporation (NASDAQ: STAN), one of the nation’s largest providers of parking management services, today announced that it has completed an amendment and repricing of its Credit Agreement.  The amendment reduces the interest pricing of its Libor Margin, Base Rate Margin and its Letter of Credit Fee Rate by 25 basis points across the entire interest rate pricing grid in its Credit Agreement.  Net of the amortization of deferred finance costs, the Company anticipates that the repricing will improve earnings by approximately $.01 per share over the remainder of fiscal year 2005.

In addition, the Credit Agreement has been amended to permit the Company to repurchase shares of its common stock during 2005 for a value not to exceed $6 million provided that the Company meets certain financial tests.  The share repurchase will be comprised of open-market transactions and purchases from Steamboat Industries LLC, the Company’s majority shareholder.  The Company and Steamboat have entered into an agreement for the Company to purchase from Steamboat shares equal to Steamboat’s pro-rata ownership at the same price that the Company pays in each open-market purchase.

James A. Wilhelm, the Company’s President and Chief Executive Officer said, “We are pleased that our lenders have recognized the Company’s strong performance since we completed our IPO last year, as well as our expectations for 2005.  We believe that our lenders’ action in reducing the credit facility pricing this soon after the IPO and supporting our Board’s decision to authorize the repurchase of our common stock demonstrates their clear commitment to our shareholders, the Board and the Company.”

Standard Parking is a leading national provider of parking facility management services.  The company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry.  The company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada.  In addition, the company manages parking-related and shuttle bus operations serving more than 60 airports.

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More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s 2003 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

DISCLOSURE NOTICE: The information contained in this document is as of March 17, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company’s financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:  an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company’s operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company’s ability to renew the Company’s insurance policies on acceptable terms, the extent to which the Company’s clients purchase insurance through us and the Company’s ability to successfully manage self-insured losses; the Company’s ability to form and maintain relationships with large real estate owners, managers and developers; the Company’s ability to provide performance bonds on acceptable terms to guarantee the Company’s performance under certain contracts; the loss of key employees; the Company’s ability to develop, deploy and utilize information technology; the Company’s ability to refinance the Company’s indebtedness; the Company’s ability to consummate transactions and integrate newly acquired contracts into the Company’s operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company’s major corporate decisions.  A further list and description of these risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).

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